Exhibit 99.1

RXO Reports Solid First-Quarter Performance Driven by Market Share Gains, Strong Profitability and Cash Flow
•Brokerage volume increased 6% year-over-year
•Brokerage gross margin of 16.3 percent
•Operating cash flow of $42 million and adjusted free cash flow of $37 million
•Company announces $125 million share repurchase program
CHARLOTTE, N.C. — May 3, 2023 — RXO (NYSE: RXO) today announced its financial results for the first quarter of 2023.
Drew Wilkerson, chief executive officer of RXO, said, “RXO continued to deliver solid results in the first quarter, despite the current challenges in the freight market and the economy. Our brokerage business gained market share and recorded a 6 percent increase in volume year-over-year. We also maintained best-in-class brokerage gross margin of 16.3 percent.”
Wilkerson continued, “RXO ended the first quarter with $121 million in cash, up $23 million from last quarter. I’m pleased to announce that our Board of Directors has authorized a $125 million share repurchase program. The authorization reflects the strength of RXO’s balance sheet and supports RXO’s commitment to a balanced capital allocation philosophy.
“RXO’s performance was underpinned by continued adoption of our cutting-edge technology,” Wilkerson said. “Ninety-six percent of RXO’s brokerage loads were created or covered digitally in the quarter, 79 percent of carriers using our technology returned to our platform within seven days, and we surpassed more than 1 million downloads of our driver app, RXO Drive™.
“This is an important part of the freight cycle. Our share gains position us for significant growth when the market inflects. We remain focused on execution and providing best-in-class service to our customers,” Wilkerson concluded.
Companywide Results
The company’s revenue was $1.01 billion for the first quarter, compared to $1.31 billion in the first quarter of 2022. Profitability remained strong, with 18.8 percent adjusted gross margin, up 80 basis points year-over-year.
Due to $14 million in spin-related transaction, integration and restructuring costs, the company reported first-quarter 2023 GAAP net income of $0, compared to net income of $39 million in the first quarter of 2022. Adjusted net income in the quarter was $13 million, compared to $45 million in the first quarter of 2022.
Adjusted EBITDA was $37 million, compared to $75 million in the first quarter of 2022. Adjusted EBITDA margin was 3.7 percent, compared to 5.7 percent in the first quarter of 2022.
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Spin-related transaction, integration and restructuring costs, and amortization of intangibles, impacted GAAP earnings per share by $0.11, net of tax. For the first quarter, RXO reported GAAP diluted earnings per share of $0.00. Adjusted diluted earnings per share were $0.11.
Brokerage
RXO’s brokerage business grew volume 6 percent year-over-year in the first quarter. Brokerage gross margin was 16.3 percent in the first quarter, flat year-over-year.
Brokerage contract volume increased by 19 percent year-over-year in the first quarter, the result of the company’s increased bid activity in the fourth quarter of 2022. Annual bid opportunities, measured in revenue, continued to increase in the first quarter and were up 11 percent sequentially.
The company expects brokerage volumes to continue to grow on a year-over-year basis in the second quarter of 2023.
Complementary Services
RXO’s complementary services increased adjusted gross margin by 160 basis points year-over-year in the quarter. Loads provided by RXO’s managed transportation business to its brokerage business increased significantly in the quarter.
Also in the quarter, RXO announced that it has invested in a new cross-border facility in Laredo, Texas. The warehousing and distribution services site sits at the center of the nearshoring movement – at the border between the United States and Mexico. This premium location and the comprehensive solutions offered through the facility will help streamline supply chains for RXO’s blue-chip customer base.
Technology Update
In the first quarter of 2023, 96 percent of RXO’s brokerage loads were created or covered digitally using RXO’s best-in-class technology platform, up from 87 percent in the fourth quarter and up from 74 percent in the first quarter of 2022.
The average weekly users of the platform increased 25 percent year-over-year in the first quarter, and the seven-day carrier retention rate was 79 percent vs. 74 percent in the fourth quarter of 2022.
Downloads of RXO Drive™, the company’s driver app, increased by 45 percent year-over-year in the first quarter to more than 1 million.
Conference Call
The company will hold a conference call and webcast on Wednesday, May 3 at 8 a.m. Eastern Daylight Time. Participants can call in toll-free (from U.S./Canada) at 1-888-886-7786; international callers dial +1-416-764-8658. The conference ID is 83931505.
A live webcast of the conference call will be available on the investor relations area of the company’s website, http://investors.rxo.com. A replay of the conference call will be available through May 24, 2023, by calling toll-free (from U.S./Canada) 1-877-674-7070; international callers dial +1-416-764-8692. Use the passcode 931505#. Additionally, the call will be archived on http://investors.rxo.com.
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About RXO
RXO (NYSE: RXO) is a leading provider of asset-light transportation solutions. RXO offers tech-enabled truck brokerage services together with complementary solutions including managed transportation, freight forwarding and last mile delivery. The company combines massive capacity and cutting-edge technology to move freight efficiently through supply chains. RXO’s proprietary technology connects approximately 10,000 customers with over 100,000 independent carriers across North America. The company is headquartered in Charlotte, N.C. Visit RXO.com for more information and connect with RXO on Facebook, Twitter, LinkedIn, Instagram and YouTube.

Media Contact
Erin Kelly
erin.kelly@rxo.com

Investor Contact
Kevin Sterling
kevin.sterling@rxo.com
RXO 1Q 2023 Earnings Press Release | 3

Non-GAAP Financial Measures
We provide reconciliations of the non-GAAP financial measures contained in this release to the most directly comparable measure under GAAP, which are set forth in the financial tables attached to this release.

The non-GAAP financial measures in this release include: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”); adjusted EBITDA margin; adjusted gross margin (revenue less cost of transportation and services (exclusive of depreciation and amortization) and direct operating expense (exclusive of depreciation and amortization)) and adjusted gross margin as a percentage of revenue by service offering; free cash flow and free cash flow as a percentage of adjusted EBITDA (“free cash flow conversion”); adjusted free cash flow and adjusted free cash flow as a percentage of adjusted EBTIDA (“adjusted free cash flow conversion”); and adjusted net income and adjusted diluted earnings per share (“adjusted EPS”).

We believe that these adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not reflect, or are unrelated to, RXO’s core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures of other companies. These non-GAAP financial measures should only be used as supplemental measures of our operating performance.

Adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted EPS include adjustments for transaction and integration costs, as well as restructuring costs and other adjustments as set forth in the attached tables. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating RXO’s ongoing performance.

We believe that adjusted EBITDA, adjusted EBITDA margin, adjusted gross margin and adjusted gross margin as a percentage of revenue improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments that management has determined do not reflect our core operating activities and thereby assist investors with assessing trends in our underlying business. We believe that adjusted net income and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs that management has determined do not reflect our core operating activities, including amortization of acquisition-related intangible assets, transaction and integration costs, restructuring costs and other adjustments as set out in the attached tables. We believe that free cash flow, free cash flow conversion, adjusted free cash flow and adjusted free cash flow conversion are important measures of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We calculate free cash flow as net cash provided by operating activities less payment for purchases of property and equipment plus proceeds from sale of property and equipment. We define adjusted free cash flow as free cash flow less cash paid for transaction, integration and restructuring costs.
Forward-looking Statements
This release includes forward-looking statements, including statements relating to our continued year-over-year brokerage volume growth in the second quarter of 2023. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "predict," "should," "will," "expect," "project," "forecast," "goal," "outlook," "target,” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include the risks discussed in our filings with the SEC and the following: competition and pricing pressures; economic conditions generally; the severity, magnitude, duration and aftereffects of the COVID-19 pandemic and government responses to the COVID-19 pandemic; fluctuations in fuel prices; increased carrier prices; severe weather, natural disasters, terrorist attacks or similar incidents that cause material disruptions to our operations or the operations of the third-party carriers and independent contractors with which we contract; our dependence on third-party carriers and independent contractors; labor disputes or organizing efforts affecting our workforce and those of our third-party carriers; legal and regulatory challenges to the status of the third-party carriers with which we contract, and their delivery workers, as independent contractors, rather than employees; litigation that may adversely affect our business or reputation; increasingly stringent laws protecting the environment, including transitional risks relating to climate change, that impact our third-party carriers; governmental regulation and political conditions; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; the impact of potential cyber-attacks and information technology or data security breaches; issues related to our intellectual property rights; our ability to access the capital markets and
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generate sufficient cash flow to satisfy our debt obligations; our ability to attract and retain qualified personnel; our ability to successfully implement our cost and revenue initiatives and other strategies; our ability to successfully manage our growth; our reliance on certain large customers for a significant portion of our revenue; damage to our reputation through unfavorable publicity; our failure to meet performance levels required by our contracts with our customers; the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; a determination by the IRS that the distribution or certain related separation transactions should be treated as taxable transactions; and the impact of the separation on our businesses, operations and results. All forward-looking statements set forth in this release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this release speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.
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RXO, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
(Dollars in millions, shares in thousands, except per share amounts)	2023	2022
Revenue	$1,010	$1,312
Cost of transportation and services (exclusive of depreciation and amortization)	759	1,021
Direct operating expense (exclusive of depreciation and amortization)	61	55
Sales, general and administrative expense	153	161
Depreciation and amortization expense	18	21
Transaction and integration costs	6	3
Restructuring costs	8	—
Operating income	$5	$51
Interest expense, net	8	—
Income (loss) before income taxes	$(3)	$51
Income tax provision (benefit)	(3)	12
Net income	$—	$39

Earnings per share data
Basic earnings per share	$—	$0.34
Diluted earnings per share	$—	$0.34

Weighted-average common shares outstanding
Basic weighted-average common shares outstanding	116,600	115,163
Diluted weighted-average common shares outstanding	119,369	115,163
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RXO, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
(Dollars in millions, shares in thousands, except per share amounts)	2023	2022
ASSETS
Current assets
Cash and cash equivalents	$121	$98
Accounts receivable, net of allowances of $12 and $13, respectively	862	900
Other current assets	46	31
Total current assets	1,029	1,029
Long-term assets
Property and equipment, net of $255 and $241 in accumulated depreciation, respectively	117	119
Operating lease assets	152	159
Goodwill	630	630
Identifiable intangible assets, net of $110 and $106 in accumulated amortization, respectively	76	79
Other long-term assets	14	15
Total long-term assets	989	1,002
Total assets	$2,018	$2,031
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$496	$501
Accrued expenses	265	256
Current maturities of long-term debt	4	4
Short-term operating lease liabilities	46	48
Other current liabilities	9	14
Total current liabilities	820	823
Long-term liabilities
Long-term debt and obligations under finance leases	451	451
Deferred tax liability	16	16
Long-term operating lease liabilities	109	114
Other long-term liabilities	37	40
Total long-term liabilities	613	621
Commitments and Contingencies
Equity
Preferred stock, $0.01 par value; 10,000 shares authorized; 0 shares issued and outstanding as of March 31, 2023 and December 31, 2022	—	—
Common stock, $0.01 par value; 300,000 shares authorized; 116,853 and 116,400 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	1	1
Additional paid-in capital	586	588
Retained earnings	2	2
Accumulated other comprehensive loss	(4)	(4)
Total equity	585	587
Total liabilities and equity	$2,018	$2,031

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RXO, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(In millions)	2023	2022
Operating activities
Net income	$—	$39
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization expense	18	21
Stock compensation expense	5	2
Other	1	3
Changes in assets and liabilities
Accounts receivable	40	(210)
Other assets	(14)	1
Accounts payable	(9)	216
Accrued expenses and other liabilities	1	31
Net cash provided by operating activities	42	103
Investing activities
Payment for purchases of property and equipment	(12)	(12)
Net cash used in investing activities	(12)	(12)
Financing activities
Payment for tax withholdings related to vesting of stock compensation awards	(7)	—
Net transfers to XPO	—	(74)
Other	(1)	—
Net cash used in financing activities	(8)	(74)
Effect of exchange rates on cash, cash equivalents and restricted cash	1	—
Net increase in cash, cash equivalents and restricted cash	23	17
Cash, cash equivalents, and restricted cash, beginning of period	98	29
Cash, cash equivalents, and restricted cash, end of period	$121	$46
Supplemental disclosure of cash flow information:
Leased assets obtained in exchange for new operating lease liabilities	$10	$23
Cash paid for income taxes, net	6	1
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RXO, Inc.
Revenue Disaggregated by Service Offering
(Unaudited)

	Three Months Ended March 31,
(In millions)	2023	2022
Revenue
Truck brokerage	$600	$824
Last mile	240	246
Managed transportation	117	139
Freight forwarding	80	139
Eliminations	(27)	(36)
Total	$1,010	$1,312
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RXO, Inc.
Reconciliation of Net Income to Adjusted EBITDA and Adjusted EBITDA Margin
(Unaudited)

	Three Months Ended March 31,
(In millions)	2023	2022
Reconciliation of Net Income to Adjusted EBITDA
Net income	$—	$39
Interest expense, net	8	—
Income tax provision (benefit)	(3)	12
Depreciation and amortization expense	18	21
Transaction and integration costs	6	3
Restructuring costs	8	—
Adjusted EBITDA (1)	$37	$75

Revenue	$1,010	$1,312
Adjusted EBITDA margin (1) (2)	3.7%	5.7%

(1)See the “Non-GAAP Financial Measures” section of the press release.
(2)Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue.

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RXO, Inc.
Reconciliation of Net Income to Adjusted Net Income and Adjusted Net Income Per Share
(Unaudited)

	Three Months Ended March 31,
(Dollars in millions, shares in thousands, except per share amounts)	2023	2022
Reconciliation of Net Income to Adjusted Net Income and Adjusted Net Income Per Share
Net income	$—	$39
Amortization of intangible assets	3	5
Transaction and integration costs	6	3
Restructuring costs	8	—
Income tax associated with adjustments above (1)	(4)	(2)
Adjusted net income (2)	$13	$45

Adjusted diluted earnings per share (2)	$0.11	$0.39

Weighted-average shares outstanding
Diluted weighted-average shares outstanding	119,369	115,163

(1)The income tax rate applied to reconciling items is based on the GAAP effective tax rate, excluding discrete items and contribution- and margin-based taxes.

Amortization of intangible assets	(1)	(1)
Transaction and integration costs	(1)	(1)
Restructuring costs	(2)	—
Total income tax associated with the adjustments above	$(4)	$(2)

(2)See the "Non-GAAP Financial Measures" section of the press release.
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RXO, Inc.
Reconciliation of Cash Flows from Operating Activities to Free Cash Flow and Adjusted Free Cash Flow
(Unaudited)

	Three Months Ended March 31,
(In millions)	2023	2022
Reconciliation of Cash Flows from Operating Activities to Free Cash Flow and Adjusted Free Cash Flow
Net cash provided by operating activities	$42	$103
Payment for purchases of property and equipment	(12)	(12)
Free Cash Flow (1)	$30	$91
Transaction and integration costs (2)	4	3
Restructuring costs (2)	3	—
Adjusted Free Cash Flow (1)	$37	$94

Adjusted EBITDA (1)(3)	$37	$75
Free cash flow conversion from adjusted EBITDA (1)(4)	81.1%	121.3%
Adjusted free cash flow conversion from adjusted EBITDA (1)(5)	100.0%	125.3%
(1)See the “Non-GAAP Financial Measures” section of the press release.
(2)Includes the cash component of these line items.
(3)Adjusted EBITDA for all periods presented is reconciled above.
(4)Free cash flow conversion from Adjusted EBITDA is calculated as free cash flow divided by Adjusted EBITDA.
(5)Adjusted free cash flow conversion from Adjusted EBITDA is calculated as Adjusted free cash flow divided by Adjusted EBITDA.

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RXO, Inc.
Reconciliation of Adjusted Gross Margin and Adjusted Gross Margin as a Percentage of Revenue
(Unaudited)

	Three Months Ended March 31,
(Dollars in millions)	2023	2022
Revenue
Truck brokerage	$600	$824
Complementary services (1)	437	524
Eliminations	(27)	(36)
Total Revenue	$1,010	$1,312

Cost of transportation and services (exclusive of depreciation and amortization)
Truck brokerage	$502	$690
Complementary services (1)	284	367
Eliminations	(27)	(36)
Total Cost of transportation and services (exclusive of depreciation and amortization)	$759	$1,021

Direct operating expense (exclusive of depreciation and amortization)
Truck brokerage	$—	$—
Complementary services (1)	61	55
Total Direct operating expense (exclusive of depreciation and amortization)	$61	$55

Adjusted gross margin (2)
Truck brokerage	$98	$134
Complementary services (1)	92	102
Total Adjusted gross margin	$190	$236

Adjusted gross margin as a percentage of revenue
Truck brokerage	16.3%	16.3%
Complementary services (1)	21.1%	19.5%
Total Adjusted gross margin as a percentage of revenue	18.8%	18.0%

(1)Complementary services include freight forwarding, last mile and managed transportation services.
(2)Adjusted gross margin is calculated as Revenue less Cost of transportation and services (exclusive of depreciation and amortization) and Direct operating expense (exclusive of depreciation and amortization).
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